Exhibit 10.1

GTY Technology Holdings Inc.

July 1, 2021

TJ Parass

Re:Amended and Restated Offer of Employment

Dear TJ:

On behalf of GTY Technology Holdings Inc. (together with its successors, the “Company”), I am pleased to offer you the amended and restated terms and conditions of your employment with the Company in the position of Chief Executive Officer and President of the Company, working out of principal offices of Questica Software Inc. and Questica USCDN Inc. (“Questica”) subsidiaries of the Company located in Ontario, Canada.

The terms that will apply to your continuing employment with the Company are as follows:

1.

Term, Position and Duties. Your employment pursuant to the terms and conditions of this amended and restated offer letter (this “offer letter”) shall be effective as of July 1, 2021 (the “Effective Date”) and shall continue until the second anniversary thereof, unless terminated earlier pursuant to Section 5; provided, however, you and GTY may extend your employment on such terms and conditions by mutual agreement.

Commencing on the Effective Date, you will be employed by the Company hereunder on a full-time basis as the Chief Executive Officer and President of the Company, reporting to the Board of Directors of the Company (the “Board”). For clarity, all of your previous service with Questica will be recognized for all purposes and benefits.

You agree to perform the duties and responsibilities of your positions, and such other duties and responsibilities as shall from time to time be mutually agreed upon between you and the Board. You agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its subsidiaries; provided, however, you will be permitted to (i) engage in charitable and civic activities (including serving on not more than two charitable and not-for-profit Boards of Directors); (ii) manage your personal and family financial matters; and (iii) engage in such reasonable commercial and business interests (including with respect to the oversight of the business of Total ETO Inc.) approved in advance by the Board (such approval not to be unreasonably withheld), in each case, to the extent such activities do not individually or in the aggregate interfere with your duties and responsibilities to the Company or create any actual or potential conflict of interests with the Company’s business.

2.

Base Salary and Annual Bonus. Commencing on the Effective Date and continuing thereafter, you will receive an annual base salary of $400,000 (US) (“Base Salary”), less applicable tax and other withholdings and deductions required by law, payable in accordance

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with the Company’s payroll practices in effect from time to time. Your Base Salary will be subject to periodic review and potential upward adjustment by the Compensation Committee (the “Committee”) of the Board.

For each calendar year of your continuing employment, you will be eligible to receive an annual cash incentive bonus (the “Annual Bonus”). The target amount of the Annual Bonus will be equal to 50% of your Base Salary. The Annual Bonus will be subject to pro-ration for any period of employment of less than a full calendar year. The Annual Bonus will be subject to the achievement of performance goals established by the Committee. The actual amount of the Annual Bonus, if any, which may be in excess of the target amount if achievement exceeds performance goals, will be determined based on the discretion and recommendation of the Committee to the Board. You must be actually and actively employed by the Company on the day that the Annual Bonus (if any) for a calendar year is paid in order to earn and receive such Annual Bonus. For greater clarity, you will not be considered “actually and actively employed” during any period of notice of termination or when in receipt of payment in lieu of such notice of termination, unless specifically required by statute or otherwise provided in this offer letter. The Annual Bonus shall be subject to standard payroll deductions and withholdings, and paid no later than March 15th of the year following the calendar year to which the Annual Bonus relates.

The Company shall pay you a lump-sum cash signing bonus of $55,937.50 (US) within 60 days following the Effective Date.

3.

Equity Compensation. You will, subject to the approval by the Administrator of the GTY Technology Holdings Inc. Amended and Restated 2019 Omnibus Incentive Plan (or any other incentive plan adopted or approved by the Company) (the “Incentive Plan”) and continuing employment with the Company, be granted the following equity awards pursuant to the terms and conditions of an award agreement and the Incentive Plan a (the “Equity Awards”):

a.	Time-Based Restricted Stock Units.

•	On or about the Effective Date, 100,000 time-based restricted stock units, vesting 75% on December 31, 2021 and 25% on December 31, 2022.
•	On or before the Effective Date, 100,000 time-based restricted stock units, vesting 75% on December 31, 2022 and 25% on December 31, 2023.
•	On or before December 31, 2021, 60,000 time-based restricted stock units, vesting in three equal installments on February 19, 2022, February 19, 2023 and February 19, 2024.
•	On or before December 31, 2022, 60,000 time-based restricted stock units vesting in three equal installments on February 19, 2023, February 19, 2024 and February 19, 2025.
•

On or before December 31, 2023 and the end of each subsequent year, time-based restricted stock units with a fair market value (as defined in the Incentive Plan, “Fair Market Value”) of $300,000 (US) on the date of grant, rounded up to avoid a grant

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of fractional shares, vesting in three equal installments on February 19 of each subsequent year.

b.	Performance-Based Restricted Stock Units.

•

On or before December 31, 2021, 70,000 performance-based restricted stock units, vesting in three equal installments on February 19 of each subsequent year subject to the achievement of performance goals established by the Board.

•

On or before December 31, 2022, 70,000 performance-based restricted stock units, vesting in three equal installments on February 19 of each subsequent year subject to the achievement of performance goals established by the Board.

•

On or before December 31, 2023 and the end of each subsequent year, performance-based restricted stock units with a Fair Market Value of $350,000 (US) on the date of grant, rounded up to avoid a grant of fractional shares, vesting in three equal installments on February 19 of each subsequent year subject to the achievement of performance goals established by the Board.

c.	Long-Term Incentive Plan.

•

On or before December 31, 2022, a grant of performance-based restricted stock units with a Fair Market Value of $3,000,000 (US) on the date of grant, rounded up to avoid a grant of fractional shares, vesting in the following installments over three years subject to the achievement of performance goals established by the Board related to revenue and shareholder value: (i) 50% in 2023 (the “2023 LTI Vesting”), (ii) 25% in 2024 and (iii) 25% in 2025 (collectively, the “2022 Long-Term Incentive Grant”).

•

On or before December 31, 2024, a grant of performance-based restricted stock units with a Fair Market Value of $2,000,000 (US) on the date of grant, rounded up to avoid a grant of fractional shares, vesting in three equal installments on February 19 of each subsequent year subject to the achievement of performance goals established by the Board related to revenue and shareholder value.

4.

Benefit Plans and Programs. You will be eligible to participate in the Company’s or Questica’s executive benefits and executive benefits plans and programs (including RRSP matching) in effect from time to time, subject to the terms of any and all plan documents and at the same level as your current executive benefits. The Company reserves the right, in its sole discretion, to amend, change or discontinue, in whole or in part, any and all of its benefits and/or benefit plans and programs, at any time for any reason; provided, however, any amendment, change or discontinuance shall be required to affect all similarly situated executives of the Company. The Company will reimburse you for all reasonable business expenses you incur in the performance of your duties, subject to the terms of the Company’s expense reimbursement policies in effect from time to time applicable to senior executives. You will be entitled to the benefits of GTY’s Flexible Paid Time Off Policy and, in any event, no less than six weeks’ paid vacation in accordance with the Company’s policies. Except as outlined above, you are not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this offer letter or as otherwise

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agreement to in writing by the Company.

5.

Termination. In the event your employment with the Company terminates for any reason, the Company will pay you (i) unpaid base salary through the termination date, payable in accordance with the Company’s payroll practices, (ii) unreimbursed business expenses, payable in accordance with and subject to the terms of the Company’s expense reimbursement policies, (iii) any vested non-forfeitable amounts owing or accrued as of the termination date (or to the end of any applicable statutory notice period) under the Company’s benefit plans or programs in which you participated, (iv) any accrued but unused vacation pay owing to you up to the termination date and (v) any vested amounts or benefits owing under the Incentive Plan (collectively, the “Accrued Benefits”). In addition to the Accrued Benefits:

a.

In the event your employment is terminated at any time by the Company without “Cause” (as defined below) or you resign for “Good Reason” (as defined below) or your employment is not extended in accordance with Section 1 by the Company without “Cause” or by you for “Good Reason”, then the Company shall provide you the following payments and benefits (the “Severance Benefits”): (1) the greater of (a) an amount (the “Cash Severance”) equal to one-and-one-half (1.5) times the sum of your then-current Base Salary plus one-and-one-half (1.5) times your then-current target Annual Bonus, payable in substantially equal monthly installments over an 18-month period following the date of your termination (the “Severance Period”), or (b) the minimum amount of payment in lieu of notice and severance pay (if any) owed to you pursuant to Part XV of the Employment Standards Act, 2000, as it may be amended from time to time (the “ESA”), (2) continued participation in the Company’s health and welfare plans until the earlier of (a) the end of the Severance Period and (b) the date you are eligible for coverage under a subsequent employer’s health and welfare plans (provided that under no circumstances will your benefits continuation be for a period which is less than the notice period required under Part XV of the ESA), (3) vacation pay which accrues during the notice period required by Part XV of the ESA and (4) any unvested or partially vested Equity Awards shall become fully vested; provided, that, notwithstanding the foregoing, (i) the Equity Awards referenced in Section 3.c. (Long Term-Incentive Plan) shall vest only if and to the extent that they would have vested within six months following the date on which your employment is terminated by the Company without “Cause” or by you for “Good Reason” or your employment is not extended in accordance with Section 1 by the Company without “Cause” or by you for “Good Reason” and (ii) if you resign from Company without good reason within six months before the 2023 LTI Vesting, then 50% of the 2022 Long-Term Incentive Grant will vest on the date on which your employment with GTY terminates as a result of such resignation. For the avoidance of doubt, the Severance Benefits are not subject to mitigation by you.

b.

In the event your employment is terminated by the Company for Cause or due to your death or resignation other than for Good Reason, you will receive only the Accrued Benefits. For purposes of this offer letter, “Cause” shall mean: (i) a willful act of dishonesty by you in connection with the performance of your duties as an employee; (ii) your conviction of, indictment for, or plea of guilty to an indictable offence under the

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Criminal Code of Canada for any crime involving fraud, embezzlement or moral turpitude, or a material violation of federal or provincial law that the Board reasonably determines has had or is reasonably likely to have a detrimental effect on the Company’s reputation or business (other than convictions for which a pardon has been granted); (iii) your gross misconduct in the performance of your duties as an employee; (iv) your intentional or grossly negligent unauthorized use or disclosure of any Confidential Information or Intellectual Property (each as defined in the Amended and Restated Fair Competition Agreement between you and the Company dated as of the date hereof (the “Fair Competition Agreement”)); (v) your material breach of any material obligations under any written agreement between you and the Company, including, without limitation, the Fair Competition Agreement; (vi) your breach of any material Company policy communicated to you, including but not limited to those relating to insider trading or sexual harassment, which is not considered by the Board to be immaterial; (vii) your willful refusal to follow the lawful directives of the Board or the Company CEO; or (viii) any other act or omission or series of acts or omissions by you that would, pursuant to applicable employment standards legislation or at common law, permit the Company to, without notice or payment in lieu of notice, terminate your employment. Despite the above, it is understood that “Cause” shall be deemed not to be established unless, (a) the Company provides you with written notice of any of the grounds for termination allegedly relied upon above (the “Grounds for Termination”); and (b) you are then unable to cure the Grounds for Termination within 15 days of receiving such written notice. In the event that any instance of Cause is found to not amount to wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company, it is agreed that your entitlement will be limited to the applicable minimum notice of termination or pay in lieu thereof, severance pay (if any), and continued participation in the Company’s health and welfare benefit plans as required by Part XV of the ESA.

c.

For purposes of this offer letter, “Good Reason” shall mean the occurrence of any of the following without your prior consent: (i) a material diminution in your base salary or target Annual Bonus opportunity; (ii) a material diminution in your duties as Chief Executive Officer of the Company; (iii) a relocation of your principal work location to a facility or location more than 30 miles from your principal work location on the Effective Date; or (iv) unless a Change in Control has occurred, a requirement that you report to any person or entity other than the Board. Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition initially comes into existence, the Company fails to remedy the condition within 30 days after receiving your written notice and you actually resign your employment within 30 days following the expiration of the Company’s cure period.

d.

For purposes of this offer letter, “Change in Control” shall mean the occurrence of any of the following after the Effective Date: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50%

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of the total fair market value or total voting power of the Company’s stock and acquires additional stock; (ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock; (iii)  a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (iv) the sale of all or substantially all of the Company’s assets.

e.

In the event that your employment is terminated as a result of your inability to substantially perform your duties on behalf of the Company for a continuous period of six months or more or for an aggregate of nine months in any consecutive 12-month period, subject at all times to the provisions of the Human Rights Code (Ontario) (“Disability”), the Company shall provide you with (i) the minimum amount of payment in lieu of notice and severance pay (if any) owed to you pursuant to Part XV of the ESA (with vacation pay calculated to the end of the statutory notice period), and (ii) continued participation in the Company’s health and welfare benefit plans for the minimum statutory notice period.

The parties agree that the provisions of Section 5 are fair and reasonable and that the payments, benefits and entitlements referred to in Section 5 hereof are reasonable estimates of the damages which will be suffered by you in the event of the termination of this offer letter and of your employment with the Company. Except as otherwise provided in Section 5, or as set out in the Incentive Plan or other equity agreements/documents, you shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, damages, or any additional compensation whatsoever and the amounts payable are inclusive of any statutory payments. Further, you will not be entitled to receive any payments or benefits which exceed your minimum entitlements under applicable employment standards legislation (other than the Accrued Benefits) unless, within seven (7) days following the termination date, you, or in the event of your death or Disability, your legal representatives, have executed a general release of claims (other than claims or rights you have as a selling shareholder under that certain Share Purchase Agreement by and among the Company, Questica and certain other parties thereto (the “Purchase Agreement”)) in the standard form utilized by the Company (the “Release”). The Severance Benefits which exceed your statutory minimum entitlement shall be paid or commence on the first payroll period following, the date the executed Release is received by the Company and the vesting of the Equity Awards as provided in Section 5.b shall occur on such date.

6.

Compliance with Employment Standards Legislation. In the event that the minimum standards set out in the ESA (as may be amended from time to time) are more favourable to you in any respect than a term or provision provided for in this offer letter, you and the Company agree that the statutory provisions will apply and be your sole entitlement in respect of that term or provision.

7.	Fair Competition Agreement. As a material inducement for the Company to agree to enter into an employment relationship with you on the terms set forth herein, you agree to execute

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and comply with the Fair Competition Agreement attached hereto as Exhibit A.

8.

Company Policies and Procedures. Your employment will be subject to the Company’s standard policies and procedures (whether as currently existing or to be established in the future), as they may be amended, changed or discontinued at any time and such other rules and regulations as may be adopted or amended in the Company’s sole discretion.

9.

Notices.   All notices or other communications required or permitted to be given under this offer letter shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and by email and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you shall be sent to your most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the Board or such other person as the Company may designate at the email address provided by the Company for the Board or such person.

10.

Entire Agreement; Miscellaneous. This offer letter, together with the Incentive Plan, any Equity Award agreements referenced herein and the Fair Competition Agreement, constitutes the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral including, but not limited to, the original offer letter dated September 12, 2018, as amended. The terms of this offer letter may only be modified in a specific writing signed by you and an authorized representative of the Company. The invalidity or unenforceability of any provision or provisions of this offer letter will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. Any disputes arising out of or related to this offer letter or your employment with the Company will be subject to the dispute resolution provisions in the Fair Competition Agreement, and this offer letter shall be governed by and construed in accordance with the governing law provision set forth in the Fair Competition Agreement.     In the event of any conflict between any of the terms in this offer letter and the terms of any other agreement between you and the Company, the terms of this offer letter will control. By entering into this offer letter and commencing employment with the Company, you represent that you are not bound by any employment contract, restrictive covenant or other restriction that prevents you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with this offer letter. This offer letter is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. In addition, the Company may assign this offer letter or any and all rights, duties and obligations hereunder to any subsidiary of the Company, including, without limitation, Questica; provided, that the Company hereby unconditionally guarantees full payment of any payment obligations hereunder in the event of such assignment; provided, further, that any payment made by any such assignee shall offset any payment obligation of the Company.   This offer letter may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this offer letter by facsimile or other electronic signature is legal, valid and

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binding for all purposes.

11.

Independent Legal Advice. You acknowledge that you have been advised to obtain, and that you have obtained or have been afforded the opportunity to obtain, independent legal advice with respect to this offer letter and that you understand the nature and consequences of this offer letter.

12.

Purchase Agreement. Nothing in this offer letter or any other written agreement (including the Fair Competition Agreement) prohibits you from enforcing any rights or remedies you may have under the Purchase Agreement.

13.

Conversion. Cash amounts payable hereunder are expressed in U.S. dollars. You shall be paid such amounts in Canadian dollars. The exchange rate used to convert U.S. dollars to Canadian dollars for this purpose shall be determined annually by the Committee in good faith based on the average exchange rate in the three years immediately preceding such determination and shall control absent manifest error.

[Remainder of page intentionally left blank]

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We are very excited about your continued employment with the Company and I anticipate that you will make many more important contributions to the Company and its strategic mission.   Please acknowledge your acceptance of this amended and restated offer by returning a signed copy of this offer letter.

Very truly yours, GTY Technology Holdings Inc.
	By:	/s/ William D. Green
	Name:	William D. Green
	Title:	Chairman of the Board

Accepted and agreed:
/s/ TJ Parass
TJ Parass

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Exhibit A

AMENDED AND RESTATED FAIR COMPETITION AGREEMENT

In consideration of the compensation set forth in your Offer Letter (as defined below), including, without limitation, the Equity Award (as defined in the Offer Letter), and the continuation of your employment with GTY Technology Holdings Inc. and/or any of its current or future parents, subsidiaries, affiliates, and/or successors (collectively, the “Company”), and the compensation and other benefits you will receive from the Company (your “Employment”), you agree, intending to be legally bound, as follows:

Acknowledgements and Representations

1.Supplemental Terms. You acknowledge that you have received a separate amended and restated offer letter dated July 1, 2021 (the “Offer Letter”) that sets forth the relevant terms concerning your compensation arrangements with the Company. In the event of any conflict between this Amended and Restated Fair Competition Agreement (this “Agreement”) and the Offer Letter, the terms of the Offer Letter shall govern.

2.Acceptance. You acknowledge that the Company considers the protections provided by this Agreement to be necessary to safeguard its Customer Confidences, Confidential Information, Intellectual Property, Customer relationships (each as defined in this Agreement) and other business interests and is willing to commence or continue your Employment only if you agree to accept the obligations set forth herein.

3.No Conflicting Obligations. You represent that you do not have any contractual or other obligations that would conflict with your Employment by the Company.   In particular, you represent that you are not bound by any agreement, understanding or other obligation (including, without limitation, any non-competition or non-solicitation agreement) with or to any person or entity that prohibits you from accepting or continuing your Employment by the Company and fully performing all your duties for the Company, except as described on Annex A attached hereto. By executing this Agreement, you hereby acknowledge and confirm that all business activities in which you are currently participating and any boards on which you are serving are listed on Annex A attached hereto, which outside activities are subject to the conditions imposed on such activities (if any) in the Offer Letter.

4.Documents and Confidential Information Belonging to Former Employers and Other Third Parties. You also represent that you have not taken or retained, and do not have in your possession, any documents, in either electronic or hard copy form, that belong to any former employer (which, for purposes of this Agreement, shall include persons, corporations, and other entities for which you have acted as an independent contractor or consultant) and that you will not use or disclose in your work for the Company any trade secrets or confidential information belonging to any former employer or other third party. This paragraph shall not apply to any documents, trade secrets or confidential information belonging to Questica Software Inc., Questica USCDN Inc. or any of their related or affiliated companies (collectively, “Questica”).

Resignation Notice Period

5.No Right to Employment. You acknowledge that neither the Offer Letter nor this Agreement gives you any right to continued employment with the Company. This means that you are free to resign at any time (subject to providing written notice pursuant to any applicable Notice Period as set forth below), for any or no reason, and, similarly, the Company is free to terminate your Employment at any time, for any or no reason, in accordance with the Offer Letter. Your Employment will continue in effect, however, until terminated by either the Company or you.

6.Notice Period. (a) You understand and agree that you will have access to Customer Confidences, Confidential Information, Intellectual Property and Customer relationships belonging to the Company. You recognize and agree that it is reasonable and necessary for the Company to protect such Customer Confidences, Confidential Information, Intellectual Property, and Customer relationships and to provide a smooth transition if you choose to leave the Company. Consequently, you agree to provide the Company with the following periods of prior notice (the “Notice Period”), in writing, depending on your title at the time of your resignation, of your intent to voluntarily terminate your employment with the Company: President and Executive Vice Presidents – three (3) months; Senior Vice Presidents – two (2) months; and Vice Presidents and below – one (1) month. If such notice is provided to the Company more than thirty (30) days prior to the end of the performance period set at the time of grant for any annual or long-term incentive compensation award for that year, (i) you shall not be entitled to receive any annual or long-term incentive compensation award for that year and (ii) vesting of deferred amounts not yet vested shall cease upon notice of your intent to terminate your employment.

(b)If, at the time you provide notice in accordance with this paragraph 6, you intend or contemplate alternative employment, you also agree to provide sufficient details, in writing, about such alternative employment to allow the Company to meaningfully exercise its rights under this paragraph 6.

(c)During the Notice Period, your normal terms of employment will continue and, in particular, you will: (i) perform any reasonable duties and responsibilities the Company requests; (ii) devote all of your working time, labor, skill and energies to the business and affairs of the Company; (iii) be paid your base salary; and (iv) be entitled to continue to participate in the Company’s benefit plans. After you have given notice of your voluntary resignation, the Company may, at any time during the Notice Period and in its sole and absolute discretion, (A) elect to place you on paid leave for all or any part of such Notice Period, subject to applicable law, (B) relieve you of some or all of your duties as an employee of the Company and/or exclude you from its premises or (C) shorten or eliminate the Notice Period and accelerate the date on which your resignation will be effective without, to the extent permitted by applicable law, any obligation to compensate you for the period between the date that the Company effected the acceleration of the effective date of your resignation and the date on which the Notice Period was originally due to end. For the avoidance of doubt, you agree that the taking of any action described in the preceding sentence by the Company shall not constitute an actual or constructive breach of this Agreement or your Offer Letter.

(d)You agree that during your employment, including during the Notice Period or any period of notice provided to you by the Company upon termination of your employment, whether or not the Company requires you to work during such period, you will not provide services for any Competitor including, without limitation, engaging in, directly or indirectly, or managing or supervising personnel engaged in, any activity (i) which is similar or substantially related to any activity in which you were engaged, in whole or in part, at the Company; (ii) for which you had direct or indirect managerial or supervisory responsibility at the Company; or (iii) which calls for the application of the same or similar specialized knowledge or skills as those used by you in your activities with the Company. For purposes of this Agreement, a “Competitor” means a business enterprise that (A) engages in any activity, (B) proposes in writing to engage in any activity or (C) owns or controls a significant interest in or is a subsidiary or affiliate of any entity, which, in each case, competes with or proposes in writing to compete with any activity in which the Company is engaged, such as, without limitation, developing and licensing software for federal, state and local governments and governmental agencies.

Duties

7.Nature of Duties. Except to the extent expressly permitted in your Offer Letter, you agree to devote your full working time and efforts to the business and affairs of the Company (which may include service to its affiliates) on a full-time basis and will at all times faithfully, industriously and to the best of your ability, experience and talent, perform all duties that may be required of you. Except to the extent expressly permitted in your Offer Letter, during your Employment, you shall not engage in any other business activities without the prior written consent of the Company. In particular, during your Employment, you agree not to work for or assist, whether or not for profit or personal gain, any Competitor or engage in any business or activity that is similar to or competes directly or indirectly with the Company or is inimical to the best interests of the Company or that would interfere with your ability to work for the Company on a full-time basis.

8.Duty to Disclose Business Opportunities. During your Employment, you shall (a) promptly disclose to the Company all business opportunities that are presented to you in your capacity as an officer or employee of the Company or that are of a similar nature to the Company’s existing business or a type of business the Company is currently developing or considering and of which you are aware and (b) not usurp or take advantage of any such business opportunity personally or assist any third party in doing so without first offering such opportunity to the Company.

9.Compliance with Company’s Policies and Practices. During your Employment, you agree to observe and comply with all rules, regulations, policies and practices in effect or adopted by the Company at this time or in the future brought to your attention or about which you ought to be reasonably aware.

Confidentiality, Non-Disclosure and Intellectual Property

10.Customer Confidences. As used in this Agreement, “Customer” means any person, corporation or other entity (a) for which the Company has, with your knowledge or assistance, performed any services or to which it has sold any products, (b) with which it has engaged in any business activity with your knowledge or assistance or (c) from which the Company has, with your knowledge or assistance, actively solicited business or discussed other business arrangements in each case in the year preceding the termination of your Employment. The Company’s Customers expect that the Company will hold all business-related information about them, including the fact that they are doing or are considering doing business with the Company and the specific matters on which they are or may be doing business (“Customer Confidences”), in the strictest confidence. You acknowledge that, during the course of your Employment, you will have access to such Customer Confidences. You also acknowledge and agree that all relationships with Customers that you initiate or develop during your Employment with the Company belong to the Company, not to you personally.

11.Confidential Information. You acknowledge that, during the course of your Employment, you will have access to information relating to the Company’s business that provides the Company with a competitive advantage, is not generally known by persons outside the Company and could not easily be determined or learned by someone outside the Company (“Confidential Information”). Such Confidential Information, whether or not explicitly designated as confidential, includes both written information and information not reduced to writing and includes but is not limited to information about Customers, trade secrets, internal corporate policies and strategies, pricing, financial and sales information, personnel information, forecasts, formulas, compilations, software programs, data, databases, directories, research, client lists and business and marketing plans, and any modifications or enhancements of any of the foregoing. You further agree that if you previously rendered services to the Company (e.g., as an independent contractor or consultant) or otherwise gained knowledge of Customer Confidences and/or Confidential Information (e.g., by executing a Non-Disclosure Agreement prior to your rendering services to the Company in any capacity), your obligations under any such agreement between you and the Company to preserve Customer Confidences and/or Confidential Information shall remain in full force and effect pursuant to the applicable terms contained therein.

12.Duty to Preserve Customer Confidences and Confidential Information. You agree not to use or disclose, without the prior written consent of the Company, both during and after your Employment with the Company, Customer Confidences and Confidential Information, except as may be necessary in the good faith performance of your duties to the Company or as permitted by paragraphs 25 and 26 hereof.

13.Company Documents. You acknowledge that all documents, in hard copy or electronic form, received, created or used by you in connection with your Employment with the Company, other than those relating solely to your personal compensation and benefits, are and will remain the property of the Company. You agree to return and/or cooperate in permanently deleting all such documents (including all copies) promptly upon the termination of your Employment and agree that, during or after your Employment, you will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests, or as permitted by paragraphs 25 and 26 hereof. You further understand and agree that you are prohibited from searching for, accessing, viewing, printing, transferring and/or using documents, e-mails, and any other data stored on any of the Company’s computer systems in the absence of a legitimate business need or Company objective, and any such actions or use will be considered unauthorized.

14.Obligation to Return Signed Termination Certificate Upon Termination. Upon termination of your Employment, you will be asked to participate in an exit interview and to sign and deliver a “Termination Certificate,” the form of which is attached hereto as Annex B. If you do not attend an exit interview, you are still obligated to sign and deliver the Termination Certificate. Your failure to sign the Termination Certificate, however, shall not affect any of your obligations under this Agreement.

15.Intellectual Property. (a) You agree to fully and promptly disclose to the Company, without additional compensation, all ideas, original or creative works, inventions, discoveries, computer software or programs, trading strategies, statistical and economic models, improvements, designs, formulae, processes, production methods and technological innovations, whether or not patentable or copyrightable, which, during your Employment with the Company, are made, conceived or created by you, alone or with others, during or after usual working hours, either on or off the job, and which are related to the business of the Company or which relate in any way to the work performed by you for the Company (“Intellectual Property”). You acknowledge that the Company owns all such Intellectual Property rights as works made for hire to the fullest extent of the law. For the avoidance of doubt, you hereby assign to the Company all such Intellectual Property rights in any and all media now known or hereafter developed, along with all existing causes of action, known or unknown.

(b)You agree, at any time during or after your Employment, to sign all papers and do such other acts and things, at the Company’s expense, as the Company deems necessary or desirable and may reasonably require of you to protect the Company’s rights to such Intellectual Property, including applying for, obtaining and enforcing patents or copyrights with respect to such Intellectual Property in any and all domestic and overseas jurisdictions. Furthermore, you hereby irrevocably waive any and all personal rights (including moral rights) that you may possess in and to any Intellectual Property.

Restrictive Covenants

16.Nature of the Business. You acknowledge that the Company is engaged in a highly competitive business and that the preservation of its Customer Confidences and Confidential Information is critical to the Company’s continued business success. You also acknowledge that the Company’s relationships with its Customers are extremely valuable and that, by virtue of your Employment with the Company, you have had or may have contact with those Customers and that, if so, you must always act in the best professional manner and are being compensated to develop relationships with Customers on behalf of and for the benefit of the Company. As a result, your engaging in or working for or with any business which is directly or indirectly competitive with the Company would cause the Company great and irreparable harm if not done in strict compliance with this Agreement.

17.Covenant Not to Compete. You acknowledge that the Company is in a highly competitive industry and that your leaving the Company to join a competing business would jeopardize the Company’s Customer Confidences, Confidential Information, Intellectual Property and Customer relationships. Accordingly, you agree that:

(a)Subject to the provisions below, during your Employment with the Company, and for the applicable Non-Compete Period (as defined below), you will not directly or indirectly work for or with, own, invest in, render any service or advice to or otherwise assist (in each case, whether or not for compensation) or act as an officer, director, employee, partner or independent contractor for any Competitor in any jurisdiction in which you work directly or within which the Company conducts any material business or in which you have material responsibility. You acknowledge that, given the nature of the Company’s business and the geographical market of the Company combined with your role and responsibilities, the geographical area described in the preceding sentence and the Non-Compete Period are both reasonable.

(b)To the extent that, at the time of the termination of your Employment, you intend to work for or provide services to a Competitor or any arguably competing business, you agree to provide the Company at the time of such termination with at least two weeks’ advance written notice of your intention to do so. You also agree that, should you consider working for any Competitor or arguably competing business at any time during the applicable Non-Compete Period, you will provide the Company with at least two weeks’ advance written notice of your intention to do so. The notices contemplated by this paragraph shall be delivered by you in writing to the attention of the General Counsel of the Company.

(c)For purposes of this Agreement, the “Non-Compete Period” means: (i) if your Employment is terminated by the Company without Cause or you resign for Good Reason (each as defined in the Offer Letter), the Severance Period (as defined in the Offer Letter) or (ii) if your Employment is terminated by for any other reason, including a resignation by you, six (6) months from the effective date of your termination.

18.Non-Solicitation of Customers.   You acknowledge that, by virtue of your Employment by the Company, you have gained or will gain knowledge of the identity, characteristics and preferences of the Company’s Customers, among other Customer Confidences and Confidential Information, and that you would inevitably have to draw on such information if you were to solicit or service the Company’s Customers on behalf of a Competitor. Accordingly, you agree that during your Employment by the Company (including during any applicable Notice Period), and for twelve (12) months following the termination of that Employment for any reason, (the “Restricted Period”), you will not, on your own behalf or behalf of anyone else, directly or indirectly, solicit the business of, or direct tailored advertisements to, actual or prospective Customers of the Company. You further agree that during the Restricted Period, you will not provide services that are the same as or similar to those provided by the Company or encourage or assist any person or entity in competition with the Company to solicit, service, or direct tailored advertisements to any actual or prospective Customer of the Company covered by the previous sentence of this section, or otherwise seek to encourage or induce any such Customer to cease doing business with, or reduce the extent of its business dealings with, the Company. The prohibitions contained in this section shall not, however, apply to any Customers you developed without any substantial assistance from the Company. For purposes of this Agreement, a “prospective Customer” means (i) any person solicited by you on behalf of the Company for any purpose relating to the Company’s business at any time during your Employment (including, for the avoidance of doubt, the Notice Period), and in case of termination, within the twelve (12) month period immediately preceding the date of termination of your Employment for any reason and (ii) any person solicited by the Company with your knowledge for any purpose relating to the Company’s business at any time during your Employment (including, for the avoidance of doubt, the Notice Period), and in case of termination, within the twelve (12) month period immediately preceding the date of termination of your Employment for any reason.

19.Non-Solicitation of Employees. You also agree that, during the Restricted Period, you will not, directly or indirectly, solicit (whether on your own behalf or on behalf of some other person or entity) any person who is at that time (or was during the prior six (6) months), to your knowledge, an employee, consultant, independent contractor, representative or other agent of the Company. Nor will you during the Restricted Period, directly or indirectly, on your own behalf or on behalf of any other person, entity or organization, induce or encourage any employee, consultant, independent contractor, representative or other agent of the Company to terminate or reduce his or her employment or other business relationship or affiliation with the Company.   Nor will you directly or indirectly assist any third party in doing what you yourself are prohibited from doing under this paragraph.

20.Non-Hire of Employees. You also agree that, during the Restricted Period, you will not hire or seek to hire (whether on your own behalf or on behalf of some other person or entity) any person who is at that time (or was during the prior six (6) months), to your knowledge, an employee, consultant, independent contractor, representative or other agent of the Company.

21.Non-Disparagement.   Except as otherwise permitted by this Agreement or applicable law, you agree that during your Employment with the Company and at all times thereafter you will not publish disparaging or defamatory comments regarding the Company or its owners, members, directors, officers, employees, shareholders, agents, representatives or others with whom the Company has a business relationship as of the date of termination of your Employment or make any public statements that are intended to, or can reasonably expected to, damage the reputations of any of such entities or persons.

22.Tolling. In the event that you violate any of the preceding provisions of the Restrictive Covenants sections of this Agreement, the time periods set forth in those sections shall be extended for the period of time you remain in violation of the provisions.

Arbitration

23.(a) It is understood and agreed between the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims based upon any law, statute, order, or regulation) arising out of, in connection with, or in relation to (i) the interpretation, performance or breach of this Agreement, (ii) Employee’s employment by the Company, (iii) the termination of Employee’s employment with the Company, and (iv) the arbitrability of any claims under or relating to this Agreement, shall be resolved by final and binding arbitration. This agreement to arbitrate expressly includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, Section 1981 of the Civil Rights Act of 1866, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act, as amended, the Fair Labor Standards Act, as amended, and any similar federal, state, local or municipal law, statute or regulation.

(b)The forum for any arbitration under this Agreement shall be final and binding arbitration before under the auspices of JAMS in Toronto, Canada.

(c)The arbitration shall be conducted in accordance with the then-existing JAMS Employment Rules and Procedures, except to the extent such rules conflict with the procedures set forth in this paragraph, in which case these procedures shall govern. Any such arbitration shall be before one arbitrator. The parties shall select a mutually acceptable retired judge from the panel of arbitrators serving with any of JAMS’s offices, but in the event the parties cannot agree on an arbitrator, the Administrator of JAMS shall appoint a retired judge from such panels (the arbitrator so selected or appointed, the “Arbitrator”). The Arbitrator shall render an award and a written, reasoned opinion in support thereof. The Arbitrator shall have power and authority to award any appropriate remedy (in law or equity) or judgment that could be awarded by a court of law in the Province of Ontario, and, upon good cause shown, the Arbitrator shall afford the parties adequate discovery, including deposition discovery.

(d)The dispute resolution process shall be strictly confidential. Neither party shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as required by applicable law. Except as provided herein, the Arbitration Act, 1991 (S.O. 1991, c. 17, as amended from time to time) shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. The Arbitrator and/or arbitration panel shall be bound by and shall strictly enforce the terms of this paragraph 23 and may not limit, expand or otherwise modify its terms. The Arbitrator and/or arbitration panel shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the Province of Ontario, without reference to conflicts of laws provisions. The Arbitrator and/or arbitration panel shall be bound to honor claims of privilege recognized at law, but the Arbitrator and/or arbitration panel shall have the discretion to determine whether any such claim of privilege applies.   The award rendered shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof.

(e)Claims must be brought by either you or the Company in your or its individual capacity, not as plaintiffs or class members in any purported class or collective proceeding, and the arbitrator shall not have the power to hear the arbitration as a class or collective action. To the maximum extent permitted by law, both you and the Company waive the right to bring, maintain, participate in, or receive money from any class, collective or representative proceeding. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

(f)Each party shall bear its own fees and expenses with respect to this dispute resolution process and any litigation related thereto and the parties shall share equally all fees and expenses, in accordance with the JAMS Employment Rules and Procedures, unless prohibited by applicable law.

Other Terms

24.In the twelve (12) months following the termination of your Employment with the Company, in the event you seek or obtain employment or another business affiliation with any person or entity other than the Company that is a Competitor, you agree to provide that person or entity with a copy of this Agreement. You also agree to notify the Company in writing, as far in advance as is reasonably practicable, of the details of such employment or business affiliation. You also agree that the Company may provide a copy of this Agreement to any such person or entity.

25.Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority,  or the Ontario Securities Commission (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state/provincial, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do need to notify the Company that you have engaged in such conduct. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law.

26.Pursuant to the Defend Trade Secrets Act of 2016, to the extent applicable, non-compliance with the confidentiality provisions of this Agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit  or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

27.You acknowledge that the restrictions contained in this Agreement are fair, reasonable and necessary for the protection of the legitimate business interests of the Company, and that, in the event of any actual or threatened breach by you, the Company will suffer serious, irreparable and substantial harm to its business and interests, the extent of which may be difficult to determine and impossible to fully remedy by an action at law for momentary damages. You therefore consent to the entry of a restraining order, preliminary injunction or other preliminary, provisional or permanent court order to enforce this Agreement and expressly waive any security that might otherwise be required in connection with such relief, and you further agree that the dispute resolution process set forth in paragraph 23 of this Agreement in no way limits the Company’s right to obtain any preliminary, provisional or permanent relief as may be necessary to protect the Company’s rights and interests. You also agree that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages which the Company might elect to assert. In the event you violate any provision of this Agreement, the Company shall be entitled to recover all costs and expenses of enforcement, including reasonable attorneys’ fees.

28.You agree to defend, indemnify and hold the Company harmless from and against any and all losses, claims, causes of action, liabilities, damages, costs and expenses (including attorney’s fees) suffered or incurred by the Company as a result of any violation or threatened violation of any of your representations, warranties, covenants or undertakings set forth in this Agreement. In the event of litigation arising from or related to the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other expenses.

29.If any provision of this Agreement is held to be unenforceable by a court or other decision-maker, the remaining provisions shall be enforced to the maximum extent possible. If a court or other decision-maker should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

30.This Agreement represents the entire agreement of the parties with respect to the subject matter covered, supersedes any and all prior written or oral agreements including, but not limited to, the Fair Competition Agreement dated September 18, 2018, and cannot be modified except in a writing signed by both parties. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach. The Company agrees that the terms, conditions and restrictions set forth in this Agreement shall be no more burdensome in the aggregate than the terms, conditions and restrictions set forth in fair competition agreements entered into by the Company with similarly-situated employees of the Company, other than employees located in jurisdictions where applicable law prohibits or restricts the enforcement of any of the terms, conditions or restrictions contained herein.

31.This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. Neither a formal assignment nor notice to you shall be required. This Agreement shall be binding upon you and your heirs, executors, administrators and legal representatives. However, your duties and obligations hereunder are personal and shall not be assignable or delegable by you in any manner whatsoever.

32.This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

33.Any notice required or permitted to be given under this Agreement shall be in writing and sent by both email and certified mail, return receipt requested. If the notice is from you to the Company, it shall be sent to the General Counsel of the Company. If sent by the Company to you, such notice shall be sent to your last known email and home addresses.

34.This Agreement may be executed by fax or email and/or in multiple counterparts, each of which shall be deemed an original.

35.The parties waive the right to a jury trial to the maximum extent permitted by law.

36.You acknowledge that you understand the terms and conditions set forth in this Agreement and have had adequate time to consider whether to agree to them and to consult a lawyer or other advisor of your choice if you wish to do so.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 1st day of

July, 2021.

THE COMPANY

By:	/s/ William D. Green

Printed Name:	William D. Green

Title:	Chairman of the Board

EMPLOYEE

By:	/s/ TJ Parass

Printed Name:	TJ Parass

ANNEX A

Description of Restrictive Agreements

Description of Current Outside Business Activities or Board Service

(Covered activities include: (1) Service on a board of directors similar body such as advisory committee, creditors committee, oversight or management body or investment board of any entity (including charitable, civic, religious, fraternal and other nonprofit organizations, etc.) whether or not compensation is received; (2) Outside securities sales activities, including involvement in private placements or offerings, are prohibited whether or not they involve compensation in any form; and (3) Outside business activities for which any compensation is received.) (Include the name of the outside entity/employer, type of business performed, type and method of compensation (if any), the estimated amount of time to be dedicated to the outside activity and any potential conflicts of interest that may arise). Note: Certain outside business activities and board service will require the approval of the Company’s Board of Directors or other individuals or committees.

ANNEX B

TERMINATION CERTIFICATE

The undersigned hereby certifies as follows:

1.When I signed the Amended and Restated Fair Competition Agreement dated as of July 1, 2021 (the “Agreement”), I read and understood the terms contained therein. I have now reviewed the Agreement again as part of my exit interview, and I fully understand the terms thereof and my continuing obligations thereunder, including my obligations (a) not to use for personal benefit or disclose to others any Confidential Information (as defined in the Agreement), and (b) to assign to the Company all rights (if any) that I may have acquired in any Intellectual Property (as defined in the Agreement).

2.I have fully complied with the terms of the Agreement, including the return of any documents and other tangible materials of any nature pertaining to my employment by GTY Technology Holdings Inc. (the “Company”).

3.I recognize that the unauthorized taking of any Confidential Information or Intellectual Property is a crime, and that any unauthorized taking of Confidential Information or Intellectual Property may also result in civil liability.

4.The Company may notify my new employer of (a) the general nature or subject matter of the Confidential Information (without actually disclosing such Confidential Information) to which I had access while employed by the Company, and (b) my continuing obligations under the Agreement to keep such Confidential Information in confidence, and not to disclose or use such Confidential Information without the Company’s prior written consent.

5.Attached hereto is a complete list of all Intellectual Property which, under the terms of the Agreement, I have assigned to the Company. If no such list is attached, I represent that during my employment I did not make, conceive, reduce to practice or develop, either alone or jointly with others, any Intellectual Property.

6.I understand and acknowledge that should I fail to comply with my obligations under the Agreement, the Company shall have, in addition to a claim for damages, the right to obtain an injunction prohibiting me from disclosing Confidential Information to a third party or using any Intellectual Property.

Employee Signature:		Witnessed by:

Print Name:	TJ Parass	Print Name:

Date:		Date:

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this "Assignment"), is by and between GTY Technology Holdings Inc. ("Assignor") and Questica Software Inc. ("Assignee"), a wholly owned subsidiary of Assignor.

RECITALS

WHEREAS, Assignor and TJ Parass are parties to an amended and restated letter agreement effective as of July 1, 2021 relating to the employment of Mr. Parass (the "Agreement");

WHEREAS, Assignor desires to transfer and assign to Assignee its rights, duties and obligations under the Agreement; and

WHEREAS, Assignee desires to accept such assignment.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

AGREEMENT

1.	Assignor hereby assigns, transfers, conveys and delivers to Assignee, effective as of July 1, 2021 (the "Effective Date"), all of Assignor's rights, duties and obligations under the Agreement.

2.	Assignee hereby accepts such assignment and agrees to assume, from and after the Effective Date, all of Assignor's rights, duties and obligations under the Agreement.

3.

This Assignment shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. This Assignment may be executed electronically, and each such electronic signature shall be deemed to be an original.

IN WITNESS WHEREOF, each party has executed this Assignment as of the Effective Date.

GYT TECHNOLOGY HOLDINGS INC.		QUESTICA SOFTWARE INC.
By:	/s/ William D. Green	By:	/s/ William D. Green
Name:	William D. Green	Name:	William D. Green
Title:	Chairman of the Board	Title:	Director